Exhibit 99.1

Palomar Holdings, Inc. Announces Successful Completion of June 1 Reinsurance Renewal

~ Raises Full Year 2023 Adjusted Net Income Guidance to $88 Million to $92 Million ~

LA JOLLA, Calif., May 30, 2023 (GLOBE NEWSWIRE) -- Palomar Holdings, Inc. (NASDAQ: PLMR) (“Palomar” or the “Company”) today announced the successful completion of certain reinsurance programs incepting June 1, 2023, and increased the Company’s full year 2023 adjusted net income guidance.

Palomar’s reinsurance coverage now exhausts at $2.68 billion for earthquake events including $17.5 million of additional limit incepting September 1, 2023, $900 million for Hawaii Hurricane events, and $100 million for all continental United States hurricane events. The reinsurance program provides ample capacity for the Company’s growth in the subject business lines as well as coverage to a level exceeding Palomar’s 1:250-year peak zone Probable Maximum Loss (“PML”).

Palomar has now purchased approximately $550 million of reinsurance limit to support the growth of its earthquake franchise in 2023.  $200 million of the new limit was sourced through a new catastrophe bond, the Torrey Pines Re Series 2023-1 notes. The new catastrophe bonds were the fourth Insurance Linked Securities (“ILS”) issuance Palomar has sponsored.

Palomar’s per occurrence catastrophe event retention is now $17.5 million, a level that remains well within management’s previously stated guideposts, on an after-tax basis, of less than one quarter’s earnings and less than 5% of the Company’s surplus.

“In what most have deemed the hardest reinsurance market in thirty years, we successfully completed our 6/1 renewal. Importantly, we maintained our retention within our previously stated expectations, bought incremental limit to support our growth, preserved important terms and conditions such as prepaid reinstatements, and successfully completed our fourth catastrophe bond,” commented Mac Armstrong, Palomar’s Chief Executive Officer, and Chairman. “While risk-adjusted pricing increased, the total expense was within our previously stated expectations. The success of this placement along with our strong start to the year allow us to raise our full year 2023 adjusted net income guidance to a range of $88 million to $92 million.”

Other highlights of the Company’s reinsurance program include:

-	$875 million of multi-year ILS capacity providing diversifying collateralized reinsurance capital;

-	A reinsurance panel of 78 reinsurers, including multiple new reinsurers, all of which have an “A-” (Excellent) or better financial strength rating from A.M. Best and/or S&P (Standard & Poor) or are fully collateralized;

-	Prepaid reinstatements for substantially all layers with a reinstatement provision, thereby limiting the pre-tax net loss to our $17.5 million retention with modest additional reinsurance premium due.

Palomar’s Chief Risk Officer, Jon Knutzen, added, “We successfully navigated the June 1 renewal in an orderly fashion having achieved results in-line with our expectations and are pleased with the support of our reinsurance partners. Our reinsurance placement is a testament to the proactive and deliberate underwriting changes that we have implemented over the last few years designed to reduce our risk profile and deliver more predictable results.”

Mr. Armstrong concluded, “Looking forward, we have the reinsurance capacity to sustain our profitable growth trajectory, execute our Palomar 2X strategic objective and build a preeminent specialty insurance company.”

About Palomar Holdings, Inc.

Palomar Holdings, Inc. is the holding company of subsidiaries Palomar Specialty Insurance Company (“PSIC”), Palomar Specialty Reinsurance Company Bermuda Ltd., Palomar Insurance Agency, Inc. and Palomar Excess and Surplus Insurance Company (“PESIC”). Palomar is an innovative insurer serving residential and commercial clients in specialty markets. Palomar’s insurance subsidiaries, Palomar Specialty Insurance Company, Palomar Specialty Reinsurance Company Bermuda Ltd., and Palomar Excess and Surplus Insurance Company, have a financial strength rating of “A-” (Excellent) from A.M. Best.

To learn more, visit PLMR.com.

Follow Palomar on LinkedIn: @PLMRInsurance

Safe Harbor Statement

Palomar cautions you that statements contained in this press release may regard matters that are not historical facts but are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by Palomar that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in the Company’s business. The forward-looking statements are typically, but not always, identified through use of the words "believe," "expect," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected results or delays in development and regulatory review, regulatory approval requirements, the frequency and severity of adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact

Media Inquiries

Lindsay Conner

1-551-206-6217

lconner@plmr.com

Investor Relations

Jamie Lillis

1-203-428-3223

investors@plmr.com

Source: Palomar Holdings, Inc.